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                                                                    Exhibit 23.4


George Schofield & Associates
PO Box 170
Saint Helena CA 94574
Telephone: (707) 963-3333
Fax: (707) 963-1285


February 8, 2006

Vintage Wine Trust Inc.
1101 Fifth Avenue, Suite 310
San Rafael, California 94901

Gentlemen:

On December 30, 2004 we provided Vintage Wine Trust Inc. (the "Company") a report containing information related to the wine market and industry. We hereby consent (i) to the use of information contained in such report for use in the Company's Registration Statement filed on Form S-11 (file no. 333-129639) (the "Registration Statement"); (ii) to the filing of this letter as an exhibit to the Registration Statement; and (iii) to all references to our firm found in the Registration Statement.


GEORGE SCHOFIELD & ASSOCIATES

By:     /s/ George M. Schofield
        -----------------------
Name:   George M. Schofield